EXHIBIT 23.1a

Consent of Independent Registered Public Accounting Firm

Capitol Bancorp Limited
Lansing, Michigan

    We hereby consent to the incorporation by reference in the prospectus constituting a part of the Registration Statement on Form S-4 of our reports dated March 14, 2007 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Capitol Bancorp Limited, appearing in the Company's 2006 Annual Report on Form 10-K for the year ended December 31, 2006.  We also consent to the reference to us under the caption "Experts" in the prospectus.

/s/ BDO SEIDMAN, LLP

Grand Rapids, Michigan
November 21, 2007